UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2025

COLLEGIUM PHARMACEUTICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-37372	03-0416362
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Technology Center Drive
Suite 300
Stoughton, MA 02072
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 713-3699

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	COLL	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2025, the board of directors (the “Board”) of Collegium Pharmaceutical, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, approved the expansion of the Board from eight directors to nine directors and the appointment of Nancy Lurker to serve as a director of the Board, effective as of February 4, 2025 (the “Effective Date”). Ms. Lurker will serve an initial term expiring at the Company’s 2025 Annual Meeting of Shareholders or until her successor is duly elected and qualified or until her earlier resignation, death or removal.

Ms. Lurker, 67, has served as the Vice Chair of the board of directors of EyePoint Pharmaceuticals, Inc. (“EyePoint”) since July 2023. Prior to this role, Ms. Lurker served as President and Chief Executive Officer of EyePoint from 2016 to July 2023. Prior to EyePoint, Ms. Lurker served as President and Chief Executive Officer and a director of PDI, Inc. (now Interpace Diagnostics Group, Inc.) (OTC: IDXG), a publicly-traded healthcare commercialization company, and as Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG. Prior to that, Ms. Lurker held various senior positions at other leading pharmaceutical companies including Pharmacia Corporation (now a part of Pfizer, Inc.), ImpactRx and Bristol-Myers Squibb Company. Ms. Lurker currently serves on the board of directors of Alkermes plc (Nasdaq: ALKS), Altasciences, LLC, a private contract research organization and National Sanitation Foundation, a not-for-profit organization dedicated to improving human health through quality standards. She previously served on the boards of directors of the Cancer Treatment Centers of America, Aquestive Therapeutics, Inc., X4 Pharmaceuticals, Inc., Auxilium Pharmaceuticals, Inc., Mallinckrodt plc, Elan Corporation, plc, and ConjuChem Biotechnologies. Ms. Lurker holds a B.S. in Biology from Seattle Pacific University and an M.B.A. from the University of Evansville.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), Ms. Lurker will receive an annual cash retainer of $50,000 for her service on the Board, prorated based on the effective date of her appointment. In addition, in accordance with the Policy, Ms. Lurker was granted restricted stock units of the Company with a grant date value of $412,500, representing an initial equity award and 50% of the annual equity award provided for in the Policy, which will vest on the first anniversary of the date of grant, subject to her continued service as a director of the Company.

In addition, Ms. Lurker entered into an indemnification agreement with the Company effective as of the Effective Date, substantially in the form of the indemnification agreement entered into between the Company and its other directors and executive officers, as previously filed with the U.S. Securities and Exchange Commission.

The Board has determined that Ms. Lurker is independent under the applicable Nasdaq listing rules. There are no arrangements or understandings between Ms. Lurker and any other person pursuant to which she was selected as a director. There are no related party transactions between the Company and Ms. Lurker (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Ms. Lurker does not have any family relationships with any of the Company’s directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2025	Collegium Pharmaceutical, Inc.

	By:	/s/ Colleen Tupper
Name: Colleen Tupper
Title: Executive Vice President and Chief Financial Officer